Exhibit 3.1
Second Amendment to the
Certificate of Designations of
Series B Convertible Preferred Stock,
Par Value $0.001,
of comScore, Inc.
COMSCORE, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 242 thereof, hereby certifies that the following resolutions amending the rights of the Series B Convertible Preferred Stock (the “Series B Preferred Stock”) (a) were duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) pursuant to authority conferred upon the Board of Directors by the provisions of the Amended and Restated Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), and the Amended and Restated Bylaws of the Corporation (the “Bylaws”), at a duly held meeting of the Board of Directors held on April 5, 2024, and (b) were consented to by (i) the holders of at least a majority of the outstanding shares of common stock of the Corporation, par value $0.001 per share, and the Series B Preferred Stock (on an as-converted basis and in accordance with the terms of the Certificate of Designations (as defined below)), and (ii) the holders of at least 75% of the outstanding shares of Series B Preferred Stock, in each case, at a duly held meeting on June 12, 2024.
RESOLVED, that effective upon the filing of this Certificate of Amendment to the Certificate of Designations of Series B Convertible Preferred Stock (this “Certificate of Amendment”), the Certificate of Designations of Series B Convertible Preferred Stock dated and filed with the Delaware Secretary of State on March 10, 2021, as amended on June 16, 2023 (the “Certificate of Designations”), is hereby amended as follows:
1.The following clause (iv) is hereby added to the end of Section 4(c) in the Certificate of Designations:
(iv) Notwithstanding anything to the contrary herein, with respect to the price thresholds provided in Sections 4(c)(i)(a), (b) and (c), such thresholds shall be adjusted as appropriate to give effect to the reverse stock split effectuated by the Company on December 20, 2023.
RESOLVED FURTHER, that the Certificate of Designations as amended by the Certificate of Amendment shall remain in full force and effect except as expressly amended hereby.
IN WITNESS WHEREOF, the Company has caused this Second Amendment to the Certificate of Designations to be executed this 12th day of June 2024.
COMSCORE, INC.
By:     /s/ Ashley Wright
Name:     Ashley Wright
Title:     Secretary